UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2012

THE CHUBB CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Mountain View Road, Warren, New Jersey		07059
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (908) 903-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Signatures

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2012, The Chubb Corporation (the “Corporation”) entered into a $500 million five-year revolving credit agreement (the “Credit Agreement”) with a syndicate of financial institutions, including Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book runners, Citibank, N.A., as syndication agent, and The Bank of New York Mellon, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as documentation agents. The Credit Agreement replaced the Corporation’s existing $500 million five-year revolving credit agreement, dated as of June 22, 2005, as amended (the “Existing Credit Agreement”), which was terminated as of September 24, 2012 but otherwise would have expired on October 19, 2012. There were no outstanding borrowings under the Existing Credit Agreement at the time of its termination.

The Credit Agreement provides for up to $500 million of unsecured loans. The interest rates applicable to loans under the Credit Agreement are generally based on the administrative agent’s base rate plus a specified margin, the Eurodollar rate plus a specified margin or money market auction rates. The Corporation will pay a facility fee, which varies based upon the Corporation’s long-term senior, unsecured non-credit-enhanced debt ratings.

Pursuant to covenants in the Credit Agreement, the Corporation must maintain consolidated shareholder’s equity (adjusted to exclude the effect of Statement of Financial Accounting Standards No. 115) of not less than $10.0 billion. In addition, the Credit Agreement contains other customary restrictive covenants as well as certain customary events of default. The Credit Agreement will expire on the earlier of (a) September 24, 2017 and (b) the date of termination in whole of the commitments upon an optional termination of the commitments by the Corporation or upon an event of default. Pursuant to the terms of the Credit Agreement, the Corporation has an option to request, no more than twice during the term of the Credit Agreement, to extend the maturity date for an additional one year period, subject to the satisfaction of certain conditions, including the agreement of at least a majority of the existing lenders. Borrowings under the Credit Agreement may be used for general corporate purposes of the Corporation. Pursuant to the terms of the Credit Agreement, the Corporation has an option to request an increase in the credit available under the Credit Agreement, no more than twice per year, up to a maximum facility amount of $750 million, subject to the satisfaction of certain conditions and the agreement of the existing lenders or new lenders to such increased commitment.

Certain of the lenders and the agents under the Credit Agreement, or their respective affiliates or subsidiaries, have provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other services to the Corporation or its affiliates or subsidiaries, for which these parties have received, and may in the future receive, customary compensation from the Corporation or its affiliates or subsidiaries for the provision of these services.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION

Date: September 28, 2012	By:	/s/ W. Andrew Macan
		Name:	W. Andrew Macan
		Title:	Vice President, Corporate Counsel and Secretary